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                    [LETTERHEAD OF DECHERT PRICE & RHOADS]

                                                                    EXHIBIT 6(B)

June 6, 2001

Via E-Mail and First Class Mail

Pacific Life & Annuity Company
700 Newport Center Drive
Newport Beach, California 92660

Re:  2001 Prospectus for Pacific Select Estate Preserver -- NY

Dear Sir or Madam:

We hereby consent to the reference to this firm in the legal proceedings and legal matters section of the above prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ DECHERT